As filed with the Securities and Exchange Commission on December 1, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

BOYD GROUP SERVICES INC.

(Exact name of Registrant as specified in its charter)

Canada	98-1522867
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1745 Ellice Avenue, Unit C1

Winnipeg, Manitoba,

Canada, R3H 1A6

(204) 895-1244

(Address of Principal Executive Offices) (Zip Code)

Boyd Group Services Inc. Amended and Restated Long Term Incentive Plan

Boyd Group Services Inc. Stock Option Plan

(Full title of the plans)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(Name and address of agent for service)

(302) 738-6680

(Telephone number, including area code, of agent for service)

Copy to

Ryan J. Dzierniejko John Zelenbaba Skadden, Arps, Slate, Meagher & Flom LLP 222 Bay Street, Suite 1750 Toronto, Ontario, Canada M5K 1J5 (416) 777-4700	Jeff Murray Boyd Group Services Inc. 1745 Ellice Avenue, Unit C1 Winnipeg, Manitoba, Canada, R3H 1A6 (204) 895-1244	Desmond Lee Rosalind Hunter Jessica Myers Osler, Hoskin & Harcourt LLP 1 First Canadian Place, Suite 6200 100 King Street West Toronto ON M5X 1B8 (416) 362-2111

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information. *

*  The information specified in Part I of Form S-8 is omitted from the Registration on Form S-8. Documents containing the information specified in Part I of Form S-8 will be sent or delivered to participants in the Boyd Group Services Inc. Amended and Restated Long Term Incentive Plan and Boyd Group Services Inc. Stock Option Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents or excerpts thereof as indicated, filed by have been filed by Boyd Group Services Inc. (the “Company,” “Boyd,” “us,” “we” or “our”) with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)

the Company’s prospectus dated October 29, 2025, filed with the Commission on October 30, 2025, pursuant to Instruction II.L. of Form F-10, relating to the Company’s registration statement on Form F-10 (File No. 333- 291143);

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), since October 29, 2025; and

(c)

the description of the Company’s common shares contained in the registration statement on Form 8-A, filed with the SEC on October 29, 2025 (File No. 001-42925), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of such documents. In addition, any Report on Form 6-K of the Company hereafter furnished to the Commission pursuant to the Exchange Act shall be incorporated by reference into this Registration Statement if and to the extent provided in such document.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), we may indemnify our current or former directors or officers or another individual who acts or acted at our request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with us or the other entity. The CBCA also provides that we may advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding; provided that such individual shall repay the moneys if the individual does not fulfil the conditions described below.

However, such indemnification is prohibited under the CBCA unless the individual:

●

acted honestly and in good faith with a view to our best interests, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

●	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

Our by-laws require us to indemnify to the fullest extent permitted by the CBCA each of our current or former directors or officers and each individual who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative action or proceeding in which the individual is made a party by reason of being or having been a director or officer of us or such body corporate.

Our by-laws authorize us to purchase and maintain insurance for the benefit of each of our current or former directors or officers and each individual who acts or acted at our request as a director or officer of a body corporate of which we are or were a shareholder or creditor. To that effect, we maintain insurance policies relating to certain liabilities that such individuals may incur in such capacity.

We have entered into indemnity agreements with our directors and officers (each, an “Indemnified Party”) which provide, among other things, that we will indemnify an Indemnified Party to the fullest extent permitted by law from and against all liabilities, damages, losses, debts, costs, fines and charges and all reasonable expenses and fees suffered, sustained, incurred or payable or paid by such Indemnified Party in respect of any civil, criminal, quasi-criminal or administrative or regulatory, action, suit or other proceeding of any nature or kind to which the Indemnified Party is involved or made a party by reason of being or having been a director or officer (or serving in a similar capacity).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Specimen Common Share Certificate

4.2	Articles of the Company

4.3	By-laws of the Company

4.4	Boyd Group Services Inc. Amended and Restated Long Term Incentive Plan

4.5	Boyd Group Services Inc. Stock Option Plan

5.1	Opinion of Osler, Hoskin & Harcourt LLP

23.1	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1 to this Registration Statement)

23.2	Consent of Deloitte LLP

23.3	Consent of Forvis Mazars, LLP

24.1	Power of Attorney (included on page 7 of this Registration Statement)

107	Calculation of Filing Fee Table

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winnipeg, Province of Manitoba, Country of Canada, on December 1, 2025.

BOYD GROUP SERVICES INC.

By:	/s/ Jeff Murray
Name: Jeff Murray
Title: Executive Vice-President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below authorizes Brian Kaner and Jeff Murray as their attorney in fact and agent, with full power of substitution and resubstitution, to execute, in their name and on their behalf, in any and all capacities, this Registration Statement on Form S-8 and any amendment thereto (and any additional Registration Statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Kaner Brian Kaner	President, Chief Executive Officer and Director (Principal Executive Officer)	December 1, 2025

/s/ Jeff Murray Jeff Murray	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 1, 2025

/s/ David Brown David Brown	Chair of the Board	December 1, 2025

/s/ Brock Bulbuck Brock Bulbuck	Director	December 1, 2025

/s/ Robert Espey Robert Espey	Director	December 1, 2025

/s/ Christine Feuell Chrisine Feuell	Director	December 1, 2025

/s/ John Hartmann John Hartmann	Director	December 1, 2025

/s/ Violet Konkle Violet Konkle	Director	December 1, 2025

Signature	Title	Date

/s/ William Onuwa William Onuwa	Director	December 1, 2025

/s/ Sally Savoia Sally Savoia	Director	December 1, 2025

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on December 1, 2025.

PUGLISI & ASSOCIATES (Authorized Representative in the United States)

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director